EX-10.4                             CONSULTING AGREEMENT

                         CONSULTING AGREEMENT


This Consulting Agreement, dated as of December 19, 2003, is made by and between GEORGE S. AVERY, with business address of 1702 North Broad Street, Rome, Georgia 30162 ("CONSULTANT"), and AVERY SPORTS TURF, INC., with business address of 7550 24th Avenue South, Suite 168, Minneapolis, Minnesota 55450 ("CLIENT"), a Delaware corporation.

                                 RECITALS

A. CLIENT desires to retain CONSULTANT to render consulting and advisory services for CLIENT on the terms and conditions set forth in this Agreement and CONSULTANT desires to be retained by CLIENT on such terms and conditions.

NOW, THEREFORE, CLIENT and CONSULTANT agree as follows:

1. Retention of Consultant; Services to be Performed. CLIENT hereby retains CONSULTANT for the term of this Agreement to perform the following consulting services for CLIENT ("Services"):

In rendering Services hereunder, CONSULTANT shall be acting as an independent contractor and not as an employee or agent of CLIENT. As independent contractors, neither CONSULTANT nor CLIENT shall have any authority, express or implied, to commit or obligate the other in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of CONSULTANT or CLIENT, as the case may be, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. CONSULTANT shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to CONSULTANT under this Agreement.

2. Compensation for Consulting Services. For Services hereunder, CLIENT shall pay to CONSULTANT a fee of $6,000 per month (prorated for any partial months) and shall issue CONSULTANT a total of two million (2,000,000) of CLIENT's common shares, registered under an effective S-8 registration statement.

3. Expenses. CLIENT shall reimburse CONSULTANT for all reasonable travel and other out-of-pocket expenses incurred by CONSULTANT in rendering Services hereunder, provided that such expenses have been approved in advance by CLIENT. Travel expenses shall include the cost of any travel by personal vehicle to a location more than 100 miles from CONSULTANT's primary work location, the costs of any travel requiring public transportation, the costs of meals, and the costs of necessary lodging. CLIENT shall pay such reimbursement within 30 days after receipt of appropriate receipts or documentation of the expenses.

4. Billing. CONSULTANT shall invoice CLIENT monthly, providing a listing of labor terms and expenses. Payment on invoices so provided shall be due within ten (10) days of the invoice date.

5. Confidential Information. Confidential information of any nature that either party acquires regarding any aspect of the other party's business shall be treated in strict confidence. Information so obtained shall not be divulged, furnished or made accessible to third parties without the written permission of the other party to this Agreement. Both parties retain the right to do business with third parties in matters that may be competitive with the interests of the other party to this Agreement. However, the confidentiality constraints above shall be binding and have precedence over these business matters. Upon termination of this Agreement, the terms of this paragraph shall remain in effect for five (5) years.

6. Ownership of Intellectual Property. Intellectual property rights of each party shall be governed by the following:

(a) CONSULTANT grants and assigns to CLIENT all rights to use any work product and to develop, manufacture, market or otherwise commercialize any product based on, directly related to or directly making use of the Services;

(b) CONSULTANT agrees to promptly disclose to CLIENT all ideas, designs, practices, processes, apparatus, improvements, inventions and discoveries ("Inventions") by CONSULTANT made or first reduced to practice in the course of performing Services to CLIENT;

(c) CONSULTANT agrees to assign, and does hereby assign to CLIENT, all right, title and interest in and to all such Inventions. CONSULTANT agrees to cooperate with CLIENT and to execute all proper documents, at the expense (including time at the then current compensation rate), of CLIENT, to enable CLIENT to obtain intellectual property protection in the United States and foreign countries in the Inventions;

(d) The foregoing subparagraph (c) shall not apply to any Invention meeting the following conditions:

(1) Such Invention was developed entirely on CONSULTANT's own time;

(2) Such Invention does not relate (i) directly to the business of CLIENT, or
(ii) to CLIENT's actual or demonstrably anticipated research or development;
and

(3) Such Invention does not result from any work performed by CONSULTANT for CLIENT;

(e) CONSULTANT retains the royalty-free right to use an Invention and incorporate it into any product in a field unrelated and non-competitive with CLIENT. CLIENT retains the right to sell or otherwise dispose of the rights, title and interests granted by this Agreement as CLIENT sees fit; provided that this Agreement does not limit the rights of CONSULTANT authorized under the foregoing provision. CLIENT is obligated to notify CONSULTANT, in writing thirty
(30) days prior to such transfer.

(f) All right, title and interest in all copyrightable material which CONSULTANT shall conceive or originate, either individually or jointly with others, and which arise out of the performance of Services under this Agreement shall be the property of CLIENT and are by this Agreement assigned to CLIENT. CONSULTANT agrees to cooperate with CLIENT and to execute all necessary documents at the expense (including time at the then current compensation rate) of CLIENT to assist CLIENT in obtaining and registering copyrights on such materials in any and all countries. Where applicable, works of authorship created by CONSULTANT for CLIENT in performing Services under this Agreement shall be considered "works made for hire" as defined in the U.S. Copyright Act;

(g) If, within 180 days after written disclosure of an Invention by CONSULTANT to CLIENT, CLIENT does not file appropriate documents with the United States Patent and Trademark Office ("USPTO") or any other national or international agency for pursuing intellectual property rights, including, but not limited to, patents or database protection, CONSULTANT shall be free to independently file with the USPTO after notifying CLIENT of CONSULTANT'S intended action. CLIENT retains the right to use the patent, if issued, upon payment of a negotiated royalty. However, CONSULTANT shall be free to sell rights to third parties for use of the Invention; and

(h) CLIENT shall retain ownership of all notebooks, notes, drawings and similar materials, including computer generated documents generated by CONSULTANT in the performance of Services under this Agreement. Intellectual property rights to all documents, drawings and instruments of service, whether or not delivered to CLIENT under the terms of this Agreement, shall remain CLIENT's property until all terms of this Agreement are satisfied. Upon CLIENT's request, copies of these items shall be delivered to CLIENT at CONSULTANT's expense. All conditions of confidentiality of these documents shall be in effect as defined elsewhere in this Agreement.

7. Term and Termination. Unless terminated at an earlier date, this Agreement shall commence as of the date first written above and shall continue until the fifth anniversary of this Agreement. Upon any such early termination, CONSULTANT shall be entitled to receive from CLIENT all fees and expenses incurred up to the date of termination in accordance with the billing procedures set forth in
Section 4.

8. Indemnification. CLIENT agrees to indemnify, defend and hold harmless CONSULTANT against any and all loss, liability, expenses and costs (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by CONSULTANT in connection with any threatened, pending, completed or future action suit or proceeding to which CONSULTANT is, or is threatened to be, made a party arising from or related to Services that have been provided hereunder. The terms of this Section 8 are non revocable and shall survive the termination of this Agreement.

9. Disputes. Any action based on this Agreement, including disagreement, disputes regarding the terms and conditions, alleged breaches of contract, and remedies under contract, shall be governed by the laws of the State of Georgia and shall be adjudicated exclusively by a court of competent jurisdiction in Floyd County, Georgia; provided however that any such disagreement or dispute will be resolved by mediation, arbitration or another alternative dispute resolution procedure if so requested in writing by either party to this Agreement.

10. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements, oral or written, between the parties with respect to the subject matter hereof.

(b) Severability. If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, this Agreement shall be construed as if not containing such provision and the rights and obligations of the parties shall be construed and enforced accordingly.

(c) Amendment, Waiver, Modification or Termination. No amendment, waiver or termination or modification of this Agreement shall be binding unless it is in writing and signed by both CONSULTANT and CLIENT and dated subsequent to the date hereof.

(d) Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assignable by either party without prior written consent of the other party.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (d), successors and assigns of the parties hereto.

IN WITNESS WHEREOF, CLIENT and CONSULTANT have executed this Agreement as of the date set forth in the first paragraph.

"CONSULTANT "

/s/  George S. Avery
George S. Avery


"CLIENT "
Avery Sports Turf, Inc., a Delaware Corporation


By: /s/  Gary Borglund
Gary Borglund, President